UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  March 30, 2007

METABOLIX, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

001-33133	04-2729386
(Commission File Number)	(IRS Employer Identification No.)

21 Erie Street, Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

(617) 492-0505
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 30, 2007, Peter N. Kellogg was elected to the Board of Directors of Metabolix, Inc. (the “Company”).  Mr. Kellogg is Executive Vice President, Finance and Chief Financial Officer of Biogen Idec Inc.

Mr. Kellogg will receive the customary compensation paid to the Company’s non-employee directors, which currently consists of an annual retainer of $30,000.  In addition, under the Company’s 2006 Stock Option and Incentive Plan, each non-employee Director, when he is first elected to serve as a Director, is granted a fully vested nonqualified stock option to acquire 20,000 shares of stock and, after each annual meeting of stockholders, will automatically be granted an additional non-qualified stock option to acquire 10,000 shares of stock, which will vest one year after the date of grant. All of these stock options will have an exercise price equal to the fair market value of the stock on the date the stock option is granted.

There are no arrangements or understandings between Mr. Kellogg and any other persons pursuant to which Mr. Kellogg was selected as a director.  There have been no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant, in which the amount involved exceeds $120,000, and in which Mr. Kellogg had, or will have, a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METABOLIX, INC.

Date April 5, 2007	By:	/s/ Thomas G. Auchincloss, Jr.
Thomas G. Auchincloss, Jr.
Chief Financial Officer